NEWS RELEASE

Contact:
Ms. Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

        Saxon Capital, Inc. Announces the Resignation of Edward G. Harshfield from its Board of Directors

GLEN ALLEN, VA. (November 8, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced the resignation of Edward G. Harshfield from its Board of Directors. Mr. Harshfield is Chairman and Chief Executive Officer of Aozora Bank, LTD in Tokyo and Director of Korea First Bank, Seoul.

Mr. Harshfield has served as a Director since 2001 and was Chairman of the Board from 2001 to 2003. He has also been a member of the Audit, Compensation, Nominating and Corporate Governance Committees. His resignation is effective immediately.

“The Board is grateful for Ed’s contributions to Saxon’s growth during his term as Chairman and Director”, said Richard Kraemer, Chairman of Saxon.

“It has been a pleasure to work with Ed over the past three years. His expertise and guidance were a great help in Saxon’s success. We wish him well in his future endeavors”, said Michael Sawyer, Chief Executive Officer of Saxon.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages, and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 350 correspondents, and 25 retail branches. As of September 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $16.1 billion. For more information, visit www.saxoncapitalinc.com.